Exhibit 99.1

BioAmber Inc. Announces Admission to NYSE Euronext Paris

Minneapolis, MN, June 10, 2013 – BioAmber Inc. (“BioAmber”) (NYSE:BIOA) announced today that the French Autorité des marchés financiers (AMF) approved BioAmber’s prospectus for admission of its common stock to listing and trading on the Professional Segment of NYSE Euronext Paris, and has granted visa number 13-265, dated June 10, 2013, on the prospectus. The attention of investors is drawn to the risk factors described in the prospectus.

BioAmber’s common stock will commence trading on the NYSE Euronext Paris exchange on June 11, 2013 at 09:00 Central European Time under the symbol “BIOA,” and will be denominated in Euros on the Paris exchange.

A copy of the prospectus can be obtained free of charge from BioAmber Inc. by writing to the company at 1250 Rene Levesque West, Suite 4110, Montreal, Quebec, Canada H3B-4W8, or from the company website (www.bio-amber.com), or from its paying agent, BNP Paribas Securities Services (Postal address: 3, rue d’Antin, 75002, France), or from the AMF website (www.amf-france.org).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BioAmber Inc.

BioAmber is a sustainable chemicals company. Its proprietary technology platform combines industrial biotechnology and chemical catalysis to convert renewable feedstock into chemicals for use in a wide variety of everyday products including plastics, resins, food additives and personal care products. For more information about BioAmber visit www.bio-amber.com

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur and the timing of events and circumstances and actual results could differ materially from those projected in the forward- looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact

Chad Rubin

The Trout Group, LLC

New York

740 Broadway

9th Floor

New York, NY 10003

Tel: + 1 (646) 378-2947

Fax: +1 (646) 378-2901

crubin@troutgroup.com